Exhibit 10.45
EXECUTION COPY
LOAN AND SECURITY AGREEMENT
by and among
MIDWAY HOME ENTERTAINMENT INC.,
and
MIDWAY AMUSEMENT GAMES, LLC,
as Borrowers,
and
MIDWAY GAMES INC.,
MIDWAY GAMES WEST INC.,
MIDWAY INTERACTIVE INC.,
MIDWAY SALES COMPANY, LLC,
MIDWAY HOME STUDIOS INC.,
SURREAL SOFTWARE INC.,
MIDWAY STUDIOS – AUSTIN INC.,
and
MIDWAY STUDIOS – LOS ANGELES INC.,
as U.S. Credit Parties,
and
NATIONAL AMUSEMENTS, INC.,
as the Lender
Dated as of February 29, 2008

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		2
	1.1.	Definitions	2
	1.2.	Accounting Terms	24
	1.3.	Code	24
	1.4.	Construction	24
	1.5.	Schedules and Exhibits	25

2.	LOAN AND TERMS OF PAYMENT		25
	2.1.	Revolver Advances	25
	2.2.	Term Loan	26
	2.3.	Borrowing Procedures	26
	2.4.	Payments	26
	2.5.	Mandatory Prepayment	28
	2.6.	Interest Rates: Rates, Payments, and Calculations	28
	2.7.	Intentionally Omitted	29
	2.8.	Crediting Payments	30
	2.9.	Designated Accounts	30
	2.10.	Maintenance of Loan Account; Statements of Obligations	30
	2.11.	Fees	30
	2.12.	Intentionally Omitted	31
	2.13.	LIBOR Option	31
	2.14.	Intentionally Omitted	33
	2.15.	Joint and Several Liability of Borrowers	33
	2.16.	Servicing	35

3.	CONDITIONS; TERM OF AGREEMENT		36
	3.1.	Conditions Precedent to the Extension of Credit on the Closing Date	36
	3.2.	Conditions Subsequent to the Initial Extension of Credit	37
	3.3.	Conditions Precedent to all Extensions of Credit	39
	3.4.	Term	39
	3.5.	Effect of Termination	39
	3.6.	Early Termination by Borrowers	40

4.	CREATION OF SECURITY INTEREST		40
	4.1.	Grant of Security Interest	40
	4.2.	Negotiable Collateral	40
	4.3.	Collection of Accounts, General Intangibles, and Negotiable Collateral	40
	4.4.	Filing of Financing Statements; Commercial Tort Claims; Delivery of
		Additional Documentation Required	41
	4.5.	Power of Attorney	42
	4.6.	Right to Inspect	42

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	4.7.	Control Agreements	42

5.	REPRESENTATIONS AND WARRANTIES		43
	5.1.	No Encumbrances	43
	5.2.	Intentionally Omitted	43
	5.3.	Intentionally Omitted	43
	5.4.	Equipment	43
	5.5.	Location of Inventory and Equipment	43
	5.6.	Inventory Records	43
	5.7.	State of Incorporation; Location of Chief Executive Office; FEIN;
		Organizational ID Number; Commercial Tort Claims	44
	5.8.	Due Organization and Qualification; Subsidiaries	44
	5.9.	Due Authorization; No Conflict	45
	5.10.	Litigation	46
	5.11.	No Material Adverse Change	46
	5.12.	Fraudulent Transfer	46
	5.13.	Employee Benefits	46
	5.14.	Environmental Condition	46
	5.15.	Brokerage Fees	47
	5.16.	Intellectual Property	47
	5.17.	Leases	47
	5.18.	Intentionally Omitted	47
	5.19.	Complete Disclosure	47
	5.20.	Indebtedness	48

6.	AFFIRMATIVE COVENANTS		48
	6.1.	Accounting System	48
	6.2.	Collateral Reporting	48
	6.3.	Financial Statements, Reports, Certificates	49
	6.4.	Intentionally Omitted	51
	6.5.	Returns	51
	6.6.	Maintenance of Properties	51
	6.7.	Taxes	51
	6.8.	Insurance	51
	6.9.	Intentionally Omitted	52
	6.10.	Compliance with Laws	52
	6.11.	Leases	52
	6.12.	Existence	53
	6.13.	Environmental	53
	6.14.	Disclosure Updates	53
	6.15.	Formation of Subsidiaries	53
	6.16.	Intentionally Omitted	54
	6.17.	Registration of Intellectual Property	54
	6.18.	Mortal Kombat Intellectual Property	54

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7.	NEGATIVE COVENANTS		54
	7.1.	Indebtedness	54
	7.2.	Liens	56
	7.3.	Restrictions on Fundamental Changes	56
	7.4.	Disposal of Assets	57
	7.5.	Change Name	57
	7.6.	Nature of Business	58
	7.7.	Prepayments and Amendments	58
	7.8.	Change of Control	58
	7.9.	Consignments	58
	7.10.	Distributions	58
	7.11.	Accounting Methods	59
	7.12.	Investments	59
	7.13.	Transactions with Affiliates	59
	7.14.	Suspension	59
	7.15.	Compensation	59
	7.16.	Use of Proceeds	60
	7.17.	Inventory and Equipment with Bailees	60
	7.18.	Financial Covenant	60
	7.19.	Subsidiaries	60
	7.20.	Copyrights	60

8.	EVENTS OF DEFAULT		60

9.	THE LENDER’S RIGHTS AND REMEDIES		63
	9.1.	Rights and Remedies	63
	9.2.	Remedies Cumulative	65

10.	TAXES AND EXPENSES		65

11.	WAIVERS; INDEMNIFICATION		65
	11.1.	Demand; Protest; etc	65
	11.2.	The Lender’s Liability for Grantor Collateral	66
	11.3.	Indemnification	66

12.	NOTICES		67

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		68

14.	ASSIGNMENTS; SUCCESSORS		69
	14.1.	Assignments	69
	14.2.	Successors	70

15.	AMENDMENTS; WAIVERS		71
	15.1.	Amendments and Waivers	71
	15.2.	Intentionally Omitted	71

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	15.3.	No Waivers; Cumulative Remedies	71

16.	Intentionally Omitted		71

17.	GENERAL PROVISIONS		71
	17.1.	Effectiveness	71
	17.2.	Section Headings	71
	17.3.	Interpretation	71
	17.4.	Severability of Provisions	72
	17.5.	Amendments in Writing	72
	17.6.	Counterparts; Telefacsimile Execution	72
	17.7.	Revival and Reinstatement of Obligations	72
	17.8.	Confidentiality	72
	17.9.	Integration	73
	17.10.	Midway as Agent for Borrowers	73

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Notice
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Lender’s Accounts
Schedule D-1	Designated Accounts
Schedule I-1	Investment Accounts
Schedule P-1	Permitted Liens
Schedule P-2	Permitted Sales of Patents
Schedule R-1	Real Property Collateral
Schedule 5.4	List of Vehicles
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Office
Schedule 5.7(c)	FEINS
Schedule 5.7(d)	Commercial Tort Claims
Schedule 5.8(b)	Capitalization of Companies
Schedule 5.8(c)	Capitalization of Parent’s Subsidiaries
Schedule 5.8(d)	Subscriptions, Options, Warrants or Calls
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.20	Permitted Indebtedness
Schedule 7.13	Transactions with Affiliates

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LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of February 29, 2008, by and among, on the one hand, NATIONAL AMUSEMENTS, INC., a Maryland corporation, as Lender (the “Lender”), and, on the other hand, MIDWAY HOME ENTERTAINMENT INC., a Delaware corporation (“Midway”), MIDWAY AMUSEMENT GAMES, LLC, a Delaware limited liability company (“MAG”; Midway and MAG are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), MIDWAY GAMES INC., a Delaware corporation (“Parent”), MIDWAY GAMES WEST INC., a California corporation (“MGW”), MIDWAY INTERACTIVE INC., a Delaware corporation (“MI”), MIDWAY SALES COMPANY, LLC, a Delaware limited liability company (“MSC”), and MIDWAY HOME STUDIOS INC., a Delaware corporation (“MHS”), SURREAL SOFTWARE INC., a Washington corporation (“Surreal”), MIDWAY STUDIOS – AUSTIN INC., a Texas corporation (“MSA”), MIDWAY STUDIOS – LOS ANGELES INC., a California corporation (“MSLA”; Parent, MGW, MI, MSC, MHS, Surreal, MSA and MSLA, together with any Target acquired by a Borrower in connection with a Permitted Acquisition, are referred to hereinafter each individually as a “U.S. Credit Party” and individually and collectively, jointly and severally, as the “U.S. Credit Parties”).
RECITALS:
          WHEREAS, the Borrowers and the U.S. Credit Parties have requested the Lender to make a term loan on the Closing Date, and make available a revolving line of credit for loans, in an amount not to exceed $30,000,000 in the aggregate, which term loans and revolving line of credit will be used (i) to partially refinance the Borrower’s existing senior secured credit facility (the “Refinancing”), (ii) to pay certain fees and expenses payable in connection with the Refinancing and (iii) provide funds for other general business purposes of Borrowers and certain of their Subsidiaries
          WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to the Lender, a security interest in and lien upon all of their personal and real property, including without limitation all of the outstanding capital stock or other equity securities, as applicable, of each Company (other than the Parent) and up to 65% of the outstanding capital stock or other equity securities, as applicable, of each first-tier Foreign Company;
          WHEREAS, each U.S. Credit Party is willing to guaranty all of the Obligations of Borrowers to the Lender under the Loan Documents, and to grant to the Lender, a security interest in and lien upon all of its personal and real property; and
          WHEREAS, concurrent with this Agreement, Parent will enter into (i) an unsecured loan facility with the Lender providing for an unsecured revolving line of credit in an amount not to exceed $40,000,000 and (ii) an unsecured subordinated loan facility with the Lender providing for an unsecured subordinated revolving line of credit in an amount not to exceed $20,000,000;

          NOW THEREFORE, the parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1.	Definitions.
          As used in this Agreement, the following terms shall have the following definitions:
          “Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.
          “Additional Documents” has the meaning set forth in Section 3.2(h).
          “Administrative Borrower” has the meaning set forth in Section 17.10.
          “Advances” has the meaning set forth in Section 2.1(a).
          “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Applicable Margin” means with respect to Advances and portions of the Term Loan that are LIBOR Rate Loans and Base Rate Loans, the percentages set forth below (on a per annum basis):

Base Rate Loans	1.50%
LIBOR Rate Loans	3.75%
          “Assignee” has the meaning set forth in Section 14.1(a).
          “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
          “Australia Companies” means collectively, the Australia Operating Company Australia Subsidiary and the Australia Holding Company.
          “Australia Operating Company” means Ratbag Holdings Pty Ltd, an Australian limited company registered with company number (ACN 066 942 890).
          “Australia Holding Company” means Midway Australia Holdings Pty Ltd, an Australian limited company registered with company number (ACN 114 895 849).

          “Australia Subsidiary” means Midway Studios – Australia Pty Ltd. (ACN 066 907 266).
          “Australian Insolvency Laws” means the bankruptcy and insolvency laws as now and hereafter applying in Australia.
          “Authorized Person” means any officer or employee of Administrative Borrower.
          “Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder, after giving effect to all then outstanding Advances.
          “Bankruptcy Code” means title 11 of the United States Code, as applicable, and as in effect from time to time, and, in respect of UK Company and Pitbull, UK Insolvency Laws, in respect of German Company, German Insolvency Laws, in respect of Japan Company, Japan Insolvency Laws, in respect of Australia Companies, Australian Insolvency Laws and in respect of French Company, French Insolvency Laws.
          “Base Rate” means, the rate of interest announced, from time to time, within Bank of America, N.A. at its principal office in Charlotte, North Carolina as its “prime rate”, with the understanding that the “prime rate” is one of Bank of America, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Bank of America, N.A. may designate.
          “Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.
          “Base Rate Margin” means the Applicable Margin pertaining to Base Rate Loans as set forth in the definition of Applicable Margin.
          “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA or equivalent legislation) for which any Company or ERISA Affiliate of any Company has been an “employer” (as defined in Section 3(5) of ERISA or equivalent legislation) within the past six years.
          “Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
          “Books” means all of the Companies’ and their Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Companies’ and its Subsidiaries’ Records relating to their business operations or financial condition).

          “Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.
          “Borrowing” means a borrowing hereunder consisting of Advances (or term loans, in the case of the Term Loan) made on the same day by the Lender to Administrative Borrower.
          “Borrowing Notice” means a written notice in the form of Exhibit B-1 which shall be signed by both of the Chief Financial Officer of the Parent and President of the Parent, or if the President is unavailable to sign such Borrowing Notice at such time, by any Senior Vice President of the Parent.
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
          “Canadian Company” means Midway Games Canada Corp., a Nova Scotia corporation.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the capital stock of, any other Person.
          “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
          “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guarantied by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.
          “Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries extant as of the Closing Date.
          “Closing Certificate” means the representations and warranties of the President, Chief Executive Officer or Senior Vice President of each of the Companies in a form submitted by the Lender to Administrative Borrower, together with Companies’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to the Lender.
          “Closing Date” means the date of the making of Advances and funding of the Term Loan on February 29, 2008 pursuant to Section 2.2 (or other extension of credit) hereunder or the date on which the Lender sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.
          “Closing Date Projections” means the set of Projections of Companies for fiscal years 2008, 2009 and 2010 (on a year by year basis, and for fiscal year 2008, on a month by month basis), delivered to the Lender on or prior to the Closing Date.
          “Code” means the Illinois Uniform Commercial Code as in effect from time to time.
          “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Companies in or upon which a Lien is granted under any of the Loan Documents.
          “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Companies’ Books, Equipment or, Inventory, in each case, in form and substance satisfactory to the Lender.

          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
          “Commercial Tort Claim Assignments” has the meaning set forth in Section 4.4(b).
          “Commitment” means the Lender’s commitment to make Advances pursuant to Section 2.1(a).
          “Company” means each Borrower and each U.S. Credit Party.
          “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.
          “Control Agreement” means a control agreement, in form and substance satisfactory to the Lender, executed and delivered by a Company, the Lender, and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account).
          “Copyright Security Agreement” means a copyright mortgage or other agreement and related documentation, including documents suitable for recordation under the Uniform Commercial Code and the provisions of applicable copyright laws granting to Lender a secured interest in certain defined Copyright Rights as executed and delivered by each of Midway, MAG, MGW, Surreal and the Lender, the form and substance of which is satisfactory to the Lender.
          “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
          “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
          “Designated Accounts” means any of the Deposit Accounts of the Companies or their Subsidiaries identified on Schedule D-1.
          “Designated Account Banks” has the meaning ascribed thereto on Schedule D-1.
          “Development Kits” means the hardware, software, firmware, documentation or Intellectual Property licensed, sold or otherwise transferred to Companies by Sony

Computer Entertainment America Inc. (or its Affiliates), Microsoft Corporation (or its Affiliates), Nintendo Co., Ltd (or its Affiliates) or Nintendo America Inc. (or its Affiliates) for use in the development of videogames for platform manufactured by the foregoing entities.
          “Disbursement Letter” means an instructional letter executed and delivered by Administrative Borrower to the Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to the Lender.
          “Dollars” or “$” means United States dollars.
          “EBITDA” means, with respect to any fiscal period, the consolidated net earnings (or loss) of Parent and its Subsidiaries (excluding Subsidiaries that are not Companies), minus extraordinary gains, interest income and software development costs capitalized during the fiscal period, plus interest expense, income taxes, and depreciation and amortization (excluding amortization of capitalized software development costs) for such period, as determined in accordance with GAAP.
          “Eligible Transferee” means (a) any Affiliate of NAI, (b) so long as no Event of Default has occurred and is continuing, any Person approved by the Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (c) during the continuation of an Event of Default, any other Person approved by the Lender.
          “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Company, any Subsidiary of a Company, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Company, any Subsidiary of a Company, or any of their predecessors in interest.
          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Company or any Subsidiary of a Company, relating to the environment, human health, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Company or a Subsidiary of a Company under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Company or a Subsidiary of a Company under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Company or a Subsidiary of a Company is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Company or a Subsidiary of a Company and whose employees are aggregated with the employees of a Company or a Subsidiary of a Company under IRC Section 414(o).
          “Event of Default” has the meaning set forth in Section 8.
          “Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Companies and their Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Companies and their Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.
          “Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP (a) TTM EBITDA, minus (b) the sum of (i) the cash portion of interest expense paid during such fiscal period, (ii) the cash portion of income taxes paid during such period, (iii)  the cash portion of Capital Expenditures made during such period and (iv) any mandatory payments by reason of mandatory redemption or otherwise under the Junior Notes.

          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “FEIN” means Federal Employer Identification Number.
          “Foreign Companies” means collectively, the Australia Companies, UK Company, Canadian Company, German Company, Japan Company, Pitbull and French Company.
          “French Company” means Midway Games SAS, a French société par actions simplifiée, registered with company number 484 780 333 R.C.S. Paris.
          “French Insolvency Laws” means the bankruptcy and insolvency laws as now and hereafter applying in France.
          “Funding Date” means the date on which a Borrowing occurs.
          “Funding Losses” has the meaning set forth in Section 2.13(b)(ii).
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
          “General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, Intellectual Property, purchase orders, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.
          “German Company” means Midway Games GmbH, a German limited liability company, registered under the commercial registry of the Local Court (Amtsgericht) of Munich under reg. no. HRB 155 321.
          “German Insolvency Laws” means the Insolvency Code (Insolvenzordnung) of Germany, as now and hereafter in effect, any successor to such statute and any rules and regulations issued thereunder.
          “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
          “Governmental Authority” means any federal (including the federal government of Canada and the United Kingdom), state, provincial, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
          “Grantor” means each Borrower and each U.S. Credit Party.
          “Grantor Collateral” means all of each Grantor’s now owned or hereafter acquired right, title, and interest in and to each of the following:
          (a) all of its Accounts,
          (b) all of its Books,
          (c) all of its commercial tort claims,
          (d) all of its Deposit Accounts,
          (e) all of its Equipment,
          (f) all of its General Intangibles, including Intellectual Property,
          (g) all of its Goods, other than Inventory or Equipment,
          (h) all of its Inventory,
          (i) all of its Investment Property (including all of its securities and Securities Accounts),
          (j) all of its Negotiable Collateral,
          (k) money or other assets of such Grantor that now or hereafter come into the possession, custody, or control of the Lender, and
          (l) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.
          Notwithstanding the foregoing, the Grantor Collateral shall not include (i) any property to the extent that such grant of a security interest (w) is prohibited by any applicable law or governmental authority, (x) requires a consent not obtained of any governmental authority pursuant to any applicable law, (y) is prohibited by, or constitutes a breach or default under or results in the termination of or (z) requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any investment property, any applicable shareholder or similar agreement, except, in the case if each of clause (w), (x), (y) and (z), to the extent any such law, requirement or prohibition is rendered ineffective pursuant to Sections 9-406,

9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the State of Illinois or any other applicable law, (ii) with respect to any shares of capital stock or other ownership interests in any first-tier Foreign Company, the excess over 65% of all of the voting shares of capital stock or equity interests in such Foreign Company, (iii) any stock or other ownership interests of any Subsidiary of any first-tier Foreign Company, (iv) any shares of the Parent’s capital stock that have been repurchased by the Parent and held in treasury, (v) any contract, agreement or instrument so long as (a) the terms of such contract, agreement or instrument validly prohibit the creation by the applicable Grantor of a security interest in such contract, agreement or instrument in favor of the Lender, (b) the granting of a security interest therein would give any party thereto (other than the Grantor or any Affiliate of a Grantor) the right to terminate its obligations thereunder or (c) the granting of a security interest therein would result in the abandonment, invalidation or unenforceability of any material right, title or interest of such Grantor thereunder, in the case of each of the foregoing clauses (a) through (c), after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC or any successor provision or provisions or any other applicable law (including the Bankruptcy Code) or principles of equity, (vi) any property owned by a Grantor subject to a Lien securing Capitalized Lease Obligations or purchase money indebtedness so long as (a) such Lien and Capitalized Lease Obligations or purchase money indebtedness are permitted to be incurred pursuant to the provisions of this Agreement and (b) the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation or purchase money indebtedness) validly prohibits the creation of any other Lien on such assets, (vii) vehicles and other goods subject to a certificate of title, (viii) any letter of credit rights for a specified purpose to the extent the applicable Grantor is required by applicable law to apply the proceeds of such letter of credit rights for a specified purpose, (ix) any property owned by a Grantor as to which the Lender has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein, and (x) any application for registration of a trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a Statement of Use or Amendment to Allege Use is filed, at which time such trademark shall automatically be subject to the security interest granted hereunder.
          “Guaranty” means that certain general continuing guaranty executed and delivered by each U.S. Credit Party in favor of the Lender in form and substance satisfactory to the Lender.
          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
          “Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Parent or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
          “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guarantying or intended to guaranty (whether directly or indirectly guarantied, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
          “Indemnified Liabilities” has the meaning set forth in Section 11.3.
          “Indemnified Person” has the meaning set forth in Section 11.3.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Intellectual Property” shall mean (i) all patent rights including any patents, and patent applications and all reissues, divisions, continuations, counterparts and extensions thereof, and other inventions, utility models, industrial designs and designs subject to possible protection under applicable patent or related laws and all rights relating thereto; (ii) all trademark rights including any trademark and service mark registrations and applications and any other word, name, symbol, device, design, trade name, business name and brand name, whether registered or unregistered, subject to possible protection under applicable trademark or related laws and all rights relating thereto including all goodwill pertaining thereto; (iii) all copyright rights including any copyright registrations and applications and any other works of authorship, and all derivative rights based thereon whether registered or unregistered, subject to possible protection under applicable copyright or related laws and all rights relating thereto; and (iv) technology including all technical information, knowledge, research and development and software, including any trade secrets, confidential information, customer lists, inventions, know-how, formulae, processes, procedures, data, research records, drawings, blueprints, records of inventions, test information, market surveys and marketing know-how and also including any rights to use said Intellectual Property pursuant to license or other express or implied consent or authorization, including each Platform License, and any rights to enforce and license said Intellectual Property rights including all related damages and royalties.
          “Intercompany Subordination Agreement” means the subordination agreement dated as of February 29, 2008 by and among the Companies and the Lender, as amended, restated, supplemented or otherwise modified and in effect from time to time.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months or any number of days less than one month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period one month or longer that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.
          “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guaranties, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person which advances are (i) in the aggregate less than $1,000,000 and (ii) made in the ordinary course of business and, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
          “Investment Accounts” means each of the Securities Accounts of Administrative Borrower identified on Schedule I-1.
          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

          “Japan Company” means K.K. Midway Games, a Japanese company, registered with company number 0200-01-038356.
          “Japan Insolvency Laws” means the bankruptcy and insolvency laws as now and hereafter in effect in Japan.
          “Junior Notes” means (i) those certain six percent (6.00%) convertible senior notes due September 30, 2025 in the principal amount of $75,000,000, issued pursuant to that certain Offering Memorandum dated as of September 13, 2005 and governed by that certain Indenture dated as of September 19, 2005 including the obligation to pay additional interest on the notes under the registration rights agreement described in the Offering Memorandum as in effect on September 19, 2005 and (ii) those certain seven and 1/8th percent (7.125%) convertible senior notes due May 31, 2026 in the principal amount of at $75,000,000, issued pursuant to that certain Offering Memorandum dated as of May 30, 2006 and governed by that certain Indenture dated as of May 30, 2006 including the obligation to pay additional interest on the notes under the registration rights agreement described in the Offering Memorandum as in effect on May 30, 2006.
          “Lender” has the meaning set forth in the preamble to this Agreement, and shall include any permitted successor or assign in accordance with the provisions of Section 14.1.
          “Lender Expenses” means, without duplication of any “Lender Expenses” as defined under each of the Unsecured Loan Facility and the Unsecured Subordinated Loan Facility, all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Company under any of the Loan Documents that are paid, advanced, or incurred by the Lender, (b) fees or charges paid or incurred by the Lender in connection with the Lender’s transactions with Companies, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by the Lender in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by the Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of the Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender’s relationship with any Company, (h) Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, conducting due diligence, administering (including engaging a third-party servicer or administrator in accordance with Section 2.16), or amending the Loan Documents, and (i) Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Company or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
          “Lender-Related Person” means, the Lender, together with the Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
          “Lender’s Account” means the Deposit Account of the Lender identified on Schedule A-1.
          “Lender’s Liens” means the Liens granted by a Company to the Lender under this Agreement or the other Loan Documents.
          “LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Option” has the meaning set forth in Section 2.13(a).
          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum, provided by Bank of America, N.A. to the Administrative Borrower and reported to the Lender in accordance with its customary procedures as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error; provided, however, that if the term of the Interest Period for such LIBOR Rate Loan is less than one month, the LIBOR Rate with respect to such LIBOR Rate Loan shall be determined as if the term of such LIBOR Rate Loan were one month.
          “LIBOR Rate Loan” means each portion of an Advance or Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate Margin” means the Applicable Margin pertaining to LIBOR Rate Loans as set forth in the definition of Applicable Margin.

          “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest (whether legal or equitable) arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
          “Liquidated Damages Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 2.0% times the Maximum Revolver Amount and (b) during the period from and including the date that is the first anniversary of the Closing Date up to but not including the Maturity Date, 1.0% times the Maximum Revolver Amount.
          “Liquidity” means, as of any date of determination, Qualified Cash plus Modified Excess Availability.
          “Loan Account” has the meaning set forth in Section 2.10.
          “Loan Documents” means this Agreement, the Control Agreements, the Copyright, Trademark and Patent Security Agreements, the Disbursement Letter, the Intercompany Subordination Agreement, the Mortgages, the Closing Certificate, the Stock Pledge Agreements, the U.S. Credit Party Guaranty, any note or notes executed by a Borrower in connection with this Agreement and payable to the Lender, and any other agreement entered into, now or in the future, by a Company or a Foreign Company and the Lender in connection with this Agreement.
          “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Companies, taken as a whole, (b) a material impairment of a Company’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Company.
          “Material Videogame” means any videogame title sold by a Company that generated revenues for the most recent calendar quarter in excess of 10% of all consolidated revenues of Companies for such calendar quarter; provided that for purposes of Section 8.9 “Material Videogame” shall mean any videogame sku sold by a Company that generated revenues for the most recent calendar quarter in excess of 10% of all consolidated revenues of Companies for such calendar quarter.

          “Maturity Date” has the meaning set forth in Section 3.4.
          “Maximum Revolver Amount” means (a) $30,000,000 minus (b) $1,047,619 minus (c) the outstanding principal balance of the Term Loan as any date of determination minus (d) an amount by which the Lender determines, in consultation with the Administrative Borrower, that exceeds the maximum amount the Borrower shall require to finance the anticipated aggregate cash expenditures of the Parent and its Subsidiaries as reflected on the most recent Projections delivered pursuant to Section 6.3(c)(i) for the current fiscal year as such Projections appear after giving effect to any reductions to the maximum available amount under the Unsecured Loan Facility and the Unsecured Subordinated Loan Facility; provided, however, that, solely for the purposes of this definition, such Projections shall not include any reserves or sinking funds, however denominated, toward the repayment of amounts due under the Junior Notes.
          “Modified Excess Availability” means Excess Availability calculated as if the Maximum Revolver Amount is $25,000,000 and without giving effect to clause (c) of the definition of “Maximum Revolver Amount”.
          “Mortal Kombat Franchise” means the “Mortal Kombat: Deadly Alliance,” and “Mortal Kombat: Deception” videogames each of them created for use on Sony’s PlayStation 2 computer entertainment system, Microsoft’s Xbox and Nintendo’s GameCube and Game Boy Advance.
          “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Company in favor of the Lender, in form and substance satisfactory to Lender, that encumber the Real Property Collateral and the related improvements thereto.
          “NAI” means National Amusements, Inc., a Maryland corporation.
          “Negotiable Collateral” means Letters of Credit, Letter-of-Credit Rights, Instruments, Documents, and Chattel Paper, and any and all Supporting Obligations in respect thereof.
          “Obligations” means all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Companies to the Lender pursuant to or evidenced by the Loan Documents (but, for the absence of doubt, expressly excluding any obligations under the Unsecured Loan Facility and the Unsecured Subordinated Loan Facility and all documents and instruments entered into by the Parent in connection therewith) and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Companies are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
          “Paid in Full” means (i) the Commitment shall have been terminated, (ii) all principal of the Advances and the Term Loan, interest thereon and all other Obligations shall have been paid in full in cash or otherwise satisfied in a manner acceptable to the Lender in its sole discretion and (iii) the Lender shall have received cash collateral (or, at the Lender’s option, a letter of credit issued for the account of the relevant Borrower and at such Borrower’s expense, in form and substance reasonably satisfactory to the Lender, by an issuer reasonably acceptable to the Lender and payable to the Lender as beneficiary) in such amounts as the Lender determines are reasonably necessary to secure the Lender from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent obligations and checks or other payments provisionally credited to the obligations and/or as to which the Lender has not yet received final payment in full and in cash.
          “Parent” has the meaning set forth in the preamble to this Agreement.
          “Patent Security Agreement” means a mortgage or other agreement and related documentation, including documents suitable for recordation under the Illinois Uniform Commercial Code and the provisions of applicable patent laws granting to Lender a secured interest in certain defined patent rights as executed and delivered by MAG, Parent and the Lender, the form and substance of which is satisfactory to the Lender.
          “Permitted Acquisition” means each acquisition of the Stock or assets of a Person (such Person, the “Target”) by a Borrower, Parent or a wholly-owned Subsidiary of Parent formed to acquire the Target (so long as such wholly-owned Subsidiary is merged with and into the Target upon consummation of the Permitted Acquisition) in which (a) the Target is incorporated or otherwise organized in the United States, located in the United States and its business consists of developing videogames for Companies, (b) immediately before and after giving effect to such acquisition, no Default or Event of Default exists (and, with respect to the financial covenant included in Section 7.18, the Lender has been provided with calculations showing compliance with such financial covenant on a pro forma basis as of the most recent month end for which financial statements have been delivered, after giving effect to such acquisition), (c) the Lender shall have received projections from Companies reflecting such acquisition (d) the aggregate consideration to be paid in connection with such acquisition does not exceed $5,000,000, all of which shall be paid in common stock of Parent, (e) the acquisition is consensual and has been approved by the board of directors of the Target, (f) prior to such acquisition, the Lender shall have received a description of such acquisition and such due diligence as is customarily required by the Lender (including engaging third parties to review the transaction) (g) at least 3 days prior to the consummation of such acquisition, the Lender has received drafts of the material documentation to be executed in connection with such acquisition in such form as such documentation exists at such time, (h) consents have been obtained in favor of the Lender to the collateral assignment of rights and indemnities under the material acquisition documents, (i) the Lender shall have received a perfected, first-priority Lien subject to Permitted Liens, in all of the assets acquired and, if such acquisition is a Stock acquisition, the Target shall have executed and delivered a joinder to this Agreement and the Guaranty and be a “U.S. Credit Party”, “Grantor” or “Company” hereunder, (j) any contingent liabilities (other than those set forth in (l) below) or Indebtedness retained by Target or otherwise acquired in excess of $600,000 shall have been approved by the Lender, (k) any employment agreements entered into in connection with such acquisition shall only compensate employees for future services provided to the Target and shall not constitute “disguised consideration” for the acquisition and (l) continuing obligations of the Target to its employees, if applicable, under the Target’s royalty compensation plan shall not exceed the amount of royalties Midway would have been contractually obligated to pay the Target following the date of the acquisition in respect of games developed by the Target prior to the date of the acquisition plus any royalties the Target receives from third parties after the acquisition.
          “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
          “Permitted Dispositions” means (a) sales or other dispositions of assets (including Intellectual Property) that is uneconomic, no longer useful, substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the Sale Leaseback Transaction, (e) the sale of (1) any patents listed on Schedule P-2 or (2) the to the extent (i) approved by the Board of Directors of the Parent and (ii) the Company or Affiliate which owns such patent is not at such time using such patent to generate revenue by the licensing thereof in and of itself (other than through the sale thereof), (f) transactions permitted under Section 7.12, (g) sales, transfers or other dispositions of assets by the Parent or any Subsidiary of the Parent to the Parent or any Subsidiary of the Parent, (h) the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than 90 days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables), (i) leases, subleases or licenses of real property to other Persons not materially interfering with the business of the Parent or any Subsidiary, (j) transactions permitted under Section 7.10, (k) licenses of patents, copyrights, trademarks, trade secrets and other Intellectual Property of the Parent and its Subsidiaries entered into in the ordinary course of business, and (l) sales, transfers or other dispositions of assets for consideration consisting of at least 75% cash and for fair value in an aggregate amount not to exceed $50,000 in any fiscal year.
          “Permitted Holders” means Sumner M. Redstone, Phyllis Redstone, Paula Redstone, any lineal descendent of any of the foregoing or any trust or other arrangement established for their benefit and National Amusements, Inc. and any entities owned or controlled, directly or indirectly, by any of them.

          “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) receiving negotiable instruments from Account Debtors for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Company effected in the ordinary course of business or owing to a Company as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Company, (e) acquisition of Stock of a Target in connection with a Permitted Acquisition, (f) capital contribution (not to exceed $1,000 in cash plus common stock of Parent sufficient to pay purchase price of the applicable Permitted Acquisition) to a wholly owned Subsidiary of Midway formed to acquire the Stock of a Target (so long as such wholly owned Subsidiary is merged into such Target upon consummation of such Permitted Acquisition), (g) loans among the Companies, (h) Investments in the Investment Accounts, (i) Investments in any Foreign Company so long as the net amount of Investments by any Company in such Foreign Company made during each year after the date hereof does not exceed an amount equal to the ordinary course expenses of such Foreign Company during such year, (j) Investments in Hedge Agreements permitted under this Agreement, (k) Investments consisting of non-cash consideration received from the purchaser of assets in connection with a sale of such assets permitted under this Agreement, (l) Investments, including debt obligations and equity securities, received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, clients and suppliers, (m) deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (n) Investments constituting guaranteed Indebtedness otherwise permitted under this Agreement, and (o) additional Investments in an amount not to exceed $50,000.
     “Permitted Liens” means (a) Liens held by the Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law (or embodied in related agreements) in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Companies’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens existing on the date a Permitted Acquisition is consummated (and not incurred in connection with such Permitted Acquisition) on Equipment of a Target securing

Indebtedness of a Target to the extent such Indebtedness is permitted in connection with such Permitted Acquisition, (m) Liens on cash and Cash Equivalents in favor of the provider of any letter of credit to any Company and securing such Company’s reimbursement obligations in respect of such Letter of Credit and (n) landlord liens related to leases acquired in connection with a Permitted Acquisition to the extent such Liens only cover Equipment located on such leased premises.
          “Permitted Protest” means the right of any Company to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States, United Kingdom or Canadian federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently on behalf of such Company, as applicable, in good faith, and (c) the Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.
          “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate amount outstanding at any one time not in excess of $200,000.
          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Pitbull” means Midway Studios — Newcastle Limited, an English limited liability private company, registered with company number 3292274.
          “Platform License” means each of those certain Licensed Publisher Agreement, dated April 1, 2000, between Midway and Sony Computer Entertainment America, Inc., Licensed Publisher Agreement, dated November 14, 2000, between UK Company and Sony Computer Entertainment Europe Limited, Xbox Publisher License Agreement, dated October 30, 2000, between Midway and Microsoft Licensing Inc., Confidential License Agreement for the Wii Console between Nintendo of America Inc. and Midway Home Entertainment Inc. effective November 19, 2006 and the Xbox 360 Publisher License Agreement dated October 25, 2006 between Midway Home Entertainment and Microsoft Licensing, GP, each as amended, modified or supplemented from time to time.
          “Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within

20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
          “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Grantors that is in Deposit Accounts (including the Investment Accounts) or in Securities Accounts, or any combination thereof, and which such Deposit Account (including the Investment Accounts) or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
          “Real Property” means any estates or interests in real property (exclusive of leasehold interests) now owned or hereafter acquired by any Company and the improvements thereto.
          “Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Company.
          “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
          “Redemption Date” means any date that a holder of the Junior Notes is permitted to redeem or otherwise obligate Parent to purchase all or any portion of such holder’s Junior Notes.
          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.
          “Revolver Usage” means, as of any date of determination, the then extant amount of outstanding Advances.
          “Sale Leaseback Transaction” means the sale of the Real Property commonly known as 3289 North California, Chicago, Illinois, 2623 W. Roscoe, Chicago, Illinois, and 2704 West Roscoe, Chicago, Illinois in an arm’s length transaction to a Person that is not an Affiliate of any Company on terms and conditions approved by the Board of Directors of Borrower in connection with the sale-leaseback of such Real Property so long as (i) no Event of Default exists, and (ii) the Lender receives a Collateral Access Agreement with respect to such Real Property.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.

          “SEC Reports” means (i) each Annual Report of the Parent on Form 10-K filed with the SEC, (ii) each Quarterly Report of the Parent on Form 10-Q filed with the SEC and (iii) each of the Parent’s current Reports on Form 8-K filed with the SEC.
          “Securities Account” means a “securities account” as that term is defined in the Code.
          “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Stock Pledge Agreement” means a stock pledge agreement, in form and substance satisfactory to the Lender, executed and delivered by each Company that owns Stock of a Subsidiary of Parent, including the UK Stock Pledge Agreement.
          “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
          “Term Loan” has the meaning set forth in Section 2.2.
          “Term Loan Amount” means $20,000,000.
          “Trademark Security Agreement” means a mortgage or other agreement and related documentation, including documents suitable for recordation under the Uniform Commercial Code and the provisions of the applicable trademark laws granting to Lender a secured interest in certain defined Trademark Rights as executed and delivered by each of Midway, MAG and MGW and the Lender, the form and substance of which is satisfactory to the Lender.
          “TTM EBITDA” means, as of any date of determination, EBITDA of Parent determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.
          “UK Company” means Midway Games Limited, an English limited liability private company, registered with company number 03801663.
          “UK Insolvency Laws” means the Insolvency Act 1986 of England and Wales, as now and hereafter in effect, any successor to such statute and any rules and regulations issued thereunder.

          “UK Stock Pledge Agreement” means a syndicated equitable mortgage over securities as may be executed by Midway in favor of the Lender, by which Midway grants to the Lender as security for the Obligations, a Lien on up to 65% of the Stock of UK Company.
          “United States” means the United States of America.
          “Unsecured Loan Facility” means that certain Unsecured Loan Agreement dated as of February 29, 2008, by and between the Parent and the Lender, as amended, restated, supplemented or otherwise modified and in effect.
          “Unsecured Subordinated Loan Facility” means that certain Unsecured Subordinated Loan Agreement dated as of February 29, 2008, by and between the Parent and the Lender, as amended, restated, supplemented or otherwise modified and in effect
          “Unsecured Loan Documents” means, collectively, (i) the Unsecured Loan Facility, (ii) the Unsecured Subordinated Loan Agreement and (iii) any notes, instruments or other agreements entered into, now or in the future in connection therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “U.S. Credit Party Guaranty” means that certain general continuing Guaranty executed and delivered by U.S. Credit Parties in favor of the Lender, in form and substance satisfactory to the Lender.
          “Voidable Transfer” has the meaning set forth in Section 17.7.
     1.2. Accounting Terms.
          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Companies” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.
     1.3. Code.
          Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.
     1.4. Construction.
          Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record.
     1.5. Schedules and Exhibits.
          All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOAN AND TERMS OF PAYMENT.
     2.1. Revolver Advances.
          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, the Lender agrees to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the Maximum Revolver Amount.
          (b) The Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.
          (c) The Lender shall have no obligation to make additional Advances hereunder if, as of the date of such additional Advance, the Parent and its Subsidiaries shall have more than $12,000,000 in available cash on hand or in available deposit accounts in the aggregate unless the Administrative Borrower shall have notified and certified to the Lender that the Borrowers reasonably anticipate expenditures in excess of such amount, stating the reason, in which event, subject to the terms and conditions of this Agreement, the Lender shall make additional Advances in an amount equal to the excess plus an amount up to $7,500,000.
          (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.
          (e) The outstanding unpaid principal balance and all accrued and unpaid interest under the Advances shall be due and payable on the date of termination of this

Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Advances shall constitute Obligations.
     2.2. Term Loan.
          Subject to the terms and conditions of this Agreement, on the Closing Date, the Lender shall advance an amount equal to $20,000,000, which amount shall constitute the “Term Loan” hereunder. The Term Loan shall be repaid in full on the Maturity Date. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan shall constitute Obligations.
     2.3. Borrowing Procedures.
          (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable duly executed Borrowing Notice delivered to the Lender (which notice must be received by the Lender no later than 10:00 a.m. (Chicago time) on the second Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day). At the Lender’s election, in lieu of delivering the above-described Borrowing Notice, any Authorized Person may give the Lender telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed with a Borrowing Notice within 24 hours of the giving of such notice and the failure to provide such Borrowing Notice shall not affect the validity of the request.
          (b) Intentionally Omitted.
          (c) Making of Loans. After receipt of a request for a Borrowing pursuant to Section 2.3(a), Lender shall, by not later than 10:00 a.m. (Chicago time) on the applicable Funding Date, make available to Administrative Borrower by transferring immediately available funds equal to such requested Borrowing to the Designated Accounts designated by the Administrative Borrower for such purpose; provided, however, that the Lender shall have no obligation to make any Advance (or Term Loan) if the Lender shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
     2.4. Payments.
          (a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to the Lender in immediately available funds, no later than 11:00 a.m. (Chicago time) on the date specified herein. Any payment received by the Lender later than 11:00 a.m. (Chicago time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
          (b) Application.
          (i) Except as provided in Section 2.2 of this Agreement with respect to prepayments of the Term Loan, payments shall be remitted to the Lender and all such payments shall be applied as follows (such application shall be no later than the first Business Day after receipt thereof in accordance with Section 2.8):
          (A) first, to pay any Lender Expenses or any other indemnities, fees or premiums then due to the Lender under the Loan Documents, until paid in full,
          (B) second, ratably to pay interest due in respect of the Advances and the Term Loan until paid in full,
          (C) third, to pay the principal of all Advances until paid in full,
          (D) fourth, to pay the outstanding principal balance of the Term Loan until the Term Loan is paid in full,
          (E) fifth, to pay any other Obligations, and
          (F) sixth, to Borrowers (to be wired to the Investment Accounts) or such other Person entitled thereto under applicable law.
          (ii) Intentionally omitted.
          (iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
          (iv) For purposes of the foregoing, “paid in full” means payment of all Obligations (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
          (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.
          (c) Voluntary Prepayment. Borrowers shall not make any voluntary prepayments of any amounts borrowed hereunder so long as any amount remains outstanding under the Unsecured Loan Facility or the Unsecured Subordinated Loan Facility at such time.
     2.5. Mandatory Prepayment.
          (a) If on the Business Day 2 Business Days prior to a Redemption Date, it is reasonably anticipated that Parent will pay any cash in connection with the redemption of the applicable Junior Notes on such Redemption Date, and it is reasonably anticipated by the Lender that after giving effect to such redemption the sum (as projected by the Lender) of Liquidity will not exceed $45,000,000, the Lender shall provide the Administrative Borrower written notice of such decision and unless otherwise waived by the Lender in its sole discretion, Borrowers will be required to make a mandatory prepayment within one Business Day of such notice such that the Term Loan, Revolving Loan and other Obligations (including the Liquidated Damages Premium) are Paid In Full, at which time the Loan Agreement shall be terminated.
          (b) At all times an Event of Default has occurred and is continuing or as otherwise mutually agreed between Borrowers and the Lender, within 10 days of delivery to the Lender of audited annual financial statements pursuant to Section 6.3, commencing with the delivery to the Lender of the financial statements for Parent’s fiscal year ended December 31, 2007 or, if such financial statements are not delivered to the Lender on the date such statements are required to be delivered pursuant to Section 6.3, 10 days after the date such statements are required to be delivered to the Lender pursuant to Section 6.3, Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 50% of the Excess Cash Flow of Borrowers and their Subsidiaries for such fiscal year which amount shall be applied first, to the outstanding principal amount of the Term Loan until the Term Loan is paid in full and second in accordance with Section 2.4(b)(i). Notwithstanding the foregoing, in the event Borrowers are required to make a mandatory prepayment pursuant to this Section 2.5(b), Borrowers shall notify the Lender of the amount of such prepayment not less than 5 Business Days prior to the date such prepayment is due.
     2.6. Interest Rates: Rates, Payments, and Calculations.
          (a) Interest Rates. Except as provided in clause (c) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
          The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 4%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.
          (b) Intentionally Omitted.
          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of the Lender), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.
          (d) Payment. Except as provided to the contrary in Section 2.13(a), interest and all other fees payable hereunder shall be due and payable, in arrears, on the first Business Day of each month at any time that any Obligations or the Commitment are outstanding. Borrowers hereby authorize the Lender, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Expenses (as and when incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loan) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.
          (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the Closing Date, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     2.7. Intentionally Omitted.

     2.8. Crediting Payments.
          The receipt of any payment item by the Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by the Lender only if it is received into the Lender’s Account on a Business Day on or before 11:00 a.m. (Chicago time). If any payment item is received into the Lender’s Account on a non-Business Day or after 11:00 a.m. (Chicago time) on a Business Day, it shall be deemed to have been received by the Lender as of the opening of business on the immediately following Business Day.
     2.9. Designated Accounts.
          The Lender is authorized to make the Advances and the Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Accounts with the Designated Account Banks for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by the Lender hereunder. Unless otherwise agreed by the Lender and Administrative Borrower, any Advance requested by Borrowers and made by the Lender hereunder shall be made to the Designated Accounts designated by the Administrative Borrower for such purpose.
     2.10. Maintenance of Loan Account; Statements of Obligations.
          The Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan, all Advances made by the Lender to Borrowers or for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by the Lender from Borrowers or for Borrowers’ account. The Lender shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to the Lender written objection thereto describing the error or errors contained in any such statements.
     2.11. Fees.
          Borrowers shall pay to the Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

          (a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of Advances that were outstanding during the immediately preceding month, and
          (b) Audit, Appraisal, and Valuation Charges. Provided that the following audit, appraisal or valuation charges shall be inclusive of all such audit, appraisal and valuation charges under the Unsecured Loan Facility or under the Unsecured Subordinated Loan Facility, audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of any Company performed by personnel employed by the Lender, (ii) if implemented, a fee of $850 per day, per applicable individual, plus out-of-pocket expenses for each financial audit of Companies and for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by the Lender if it elects to employ the services of one or more third Persons to perform financial audits of Companies, to establish electronic collateral reporting systems, to appraise the Collateral or to assess any Company’s business or line of business valuation.
     2.12. Intentionally Omitted.
     2.13. LIBOR Option.
          (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or Term Loan be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) (A) if the Interest Period with respect to such LIBOR Rate Loan has a duration of 6 months, each of (1) the first Business Day 90 or more days following the first day of such Interest Period and (2) the last day of such Interest Period applicable thereto or (B) if the Interest Period with respect to such LIBOR Rate Loan has a duration of less than 6 months, the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances or any portion of the Term Loan bear interest at the LIBOR Rate and the Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.
          (b) LIBOR Election.
          (i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying the Lender prior to 11:00 a.m. (Chicago time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances or Term Loan and an Interest Period pursuant to this Section shall be made by delivery to the Lender of a LIBOR Notice received by the Lender before the LIBOR Deadline, or by telephonic notice received by the Lender before the LIBOR Deadline (to be confirmed by delivery to the Lender of a LIBOR Notice received by the Lender prior to 5:00 p.m. (Chicago time) on the same day).
          (ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers.
          (iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $100,000 and integral multiples of $100,000 in excess thereof.
          (c) Prepayments. Borrowers may prepay LIBOR Rate Loans at any time, subject to the terms and conditions of this Agreement (including Section 2.4(c))
          (d) Special Provisions Applicable to LIBOR Rate.
          (i) The LIBOR Rate may be adjusted by the Lender on a prospective basis to take into account any additional or increased costs to the Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the Lender shall give Administrative Borrower notice of such a determination and adjustment and, upon its receipt of the notice from the Lender, Administrative Borrower may, by notice to the Lender (y) require the Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made.
          (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Closing Date, in the reasonable opinion of the Lender, make it unlawful or impractical for the Lender to fund or maintain Advances or any portion of the Term Loan as LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, the Lender shall give notice of such changed circumstances to Administrative Borrower and (y) in the case of any LIBOR Rate Loans of the Lender that are outstanding, the date specified in the Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR

Rate Loans of the Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until the Lender determines that it would no longer be unlawful or impractical to do so.
          (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, the Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if the Lender had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
     2.14. Intentionally Omitted.
     2.15. Joint and Several Liability of Borrowers.
          (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
          (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
          (c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
          (d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
          (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Borrowers or the Lender.
          (f) Each Borrower represents and warrants to the Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
          (g) The provisions of this Section 2.15 are made for the benefit of the Lender and its successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of any the Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been Paid In Full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
          (h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been Paid In Full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment of the Obligations until the Obligations are Paid In Full and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be Paid In Full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
          (i) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the Obligations until the Obligations are Paid In Full. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been Paid In Full. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Lender, and such Borrower shall deliver any such amounts to the Lender for application to the Obligations in accordance with Section 2.4(b).
          (j) Each U.S. Credit Party has guarantied the Obligations pursuant to the U.S. Credit Party Guaranty.
     2.16. Servicing.
          The Borrowers hereby acknowledge that the Lender may engage a third-party servicer or administrator for the purpose of reviewing reports and borrowing requests delivered hereunder, to conduct visitations of the Companies premises to review the operations and business of the Companies and to engage in further communications with the Companies, in each case to the extent the Lender shall be permitted hereunder to receive such reports or requests or conduct such visitations; provided, that such servicer or administrator shall be approved by the Administrative Borrower, which approval shall not be unreasonably withheld or delayed, and the Administrative Borrower shall provide appropriate details with respect to any disapproval.
3. CONDITIONS; TERM OF AGREEMENT.
     3.1. Conditions Precedent to the Extension of Credit on the Closing Date.
          The obligation of the Lender to make Advances and funding of the Term Loan on the Closing Date pursuant to Section 2.2 (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of the Lender, of each of the conditions precedent set forth below (unless waived in accordance with Section 3.2 or Section 15.1):
          (a) the Closing Date shall occur on or before February 29, 2008;
          (b) the Lender shall have received each of the following documents, in form and substance satisfactory to the Lender, duly executed, and each such document shall be in full force and effect:
          (i) Unsecured Loan Facility,
          (ii) Unsecured Subordinated Loan Facility,
          (iii) the Guaranty,
          (iv) the Copyright Security Agreements,
          (v) the Intercompany Subordination Agreement,
          (vi) the certificates representing the shares of Stock pledged hereunder on the date hereof, together with Stock powers with respect thereto endorsed in blank,
          (vii) the Disbursement Letter, and
          (viii) the Closing Certificate;
          (c) the Lender shall have received a certificate from the Secretary of each Company attesting to the resolutions of such Company’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Company is a party and authorizing specific officers of such Company to execute the same;
          (d) the Lender shall have received copies of each Company’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Company;

          (e) the Lender shall have received a certificate of status with respect to each Company such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Company, which certificate shall indicate that such Company is in good standing in such jurisdiction;
          (f) the Lender shall have received opinions of Companies’ counsel in form and substance satisfactory to the Lender;
          (g) the Lender shall have received consolidated federal tax returns for the Parent for the years 2004, 2005 and 2006;
          (h) the Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of Parent) that all tax returns required to be filed by Companies have been timely filed and all taxes upon Companies or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;
          (i) the Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Companies’ books and records and verification of Companies’ representations and warranties to the Lender, the results of which shall be satisfactory to the Lender, (ii) a review of UCC, tax and other lien searches, the results of which shall be satisfactory to the Lender, and (iii) a legal review of all material contracts and litigation matters, the results of which shall be satisfactory to the Lender;
          (j) Borrowers shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement for which an invoice shall have been presented to the Administrative Borrower on or prior to the Closing Date;
          (k) the Lender shall have received copies of each of Platform Licenses covering the North American Market (which may be redacted copies) and other material contracts, together with a certificate of the Secretary, President, Chief Executive Officer or Senior Vice President of the Parent certifying each such document as being a true, correct, and complete copy thereof;
          (l) Companies shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Companies of the Loan Documents or with the consummation of the transactions contemplated thereby; and
          (m) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Lender.
     3.2. Conditions Subsequent to the Initial Extension of Credit.
The obligation of the Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (or such later date as the Lender may determine in light of the circumstances), of each of the conditions subsequent set forth below (the failure by Companies to so perform or cause to be performed constituting an Event of Default):
          (a) the Companies shall have used good faith reasonable efforts to obtain duly executed collateral access agreements in respect of all material leased locations and a warehouseman’s agreement for the 28301 Schoolcraft Road, Livonia, MI 48150 location within 30 days of the Closing Date in form and substance of which shall be satisfactory to Lender and its counsel;
          (b) within 10 Business Days of the Closing Date, deliver to Lender fully executed Trademark Security Agreements the form and substance of which shall be satisfactory to Lender and its counsel;
          (c) within 10 Business Days of the Closing Date, deliver to Lender fully executed Patent Security Agreements the form and substance of which shall be satisfactory to Lender and its counsel;
          (d) Intentionally omitted.
          (e) within 10 Business Days of the Closing Date, fully executed releases and termination statements and other documents as are reasonably necessary to release, as of record, any Liens in favor of Bank of America, N.A. as secured party with respect to any Copyrights owned by any Companies;
          (f) within 10 days of the Closing Date, deliver to Lender a Collateral Assignment of Business Interruption Insurance;
          (g) within 180 days of the Administrative Borrower’s receipt of written notice specifying the applicable jurisdiction, duly executed Copyright, Trademark and Patent Security Agreements (or the equivalent thereof) in appropriate form for recordation in the applicable foreign registry in such jurisdictions to evidence and perfect (to the extent such concept is applicable in such jurisdiction) the Lender’s Lien on the Companies’ registered Intellectual Property in such jurisdictions;
          (h) within 60 days after any request from the Lender to the Borrower, Grantors shall execute or deliver to the Lender (ii) any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that the Lender may request in its Permitted Discretion, in form and substance satisfactory to the Lender, to create, perfect, and continue perfected or to better perfect the Lender’s Liens in the assets of Grantors (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of the Lender in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents and (ii) any and all such termination statements, releases and additional documents as the Lender shall deem reasonably necessary to release and terminate any Lien or evidence thereof other than a Permitted Lien or evidence thereof.
     3.3. Conditions Precedent to all Extensions of Credit.
          The obligation of the Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
          (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
          (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, the Lender, or any of their Affiliates; and
          (d) no Material Adverse Change with respect to Companies shall have occurred since the date of the latest financial statements submitted to the Lender pursuant to Section 6.2.
     3.4. Term.
          This Agreement shall continue in full force and effect for a term ending on June 29, 2012 (the “Maturity Date”). The foregoing notwithstanding, the Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
     3.5. Effect of Termination.
          On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Companies of their duties, Obligations, or covenants hereunder and the Lender’s Liens in the Collateral shall remain in effect until all Obligations have been Paid In Full and the Lender’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been Paid In Full and the Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Lender will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of Intellectual Property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by the Lender with respect to the Obligations.

     3.6. Early Termination by Borrowers.
          Subject to Section 2.4(c), Borrowers have the option, at any time upon 15 days prior written notice by Administrative Borrower to the Lender, to terminate this Agreement by paying to the Lender the Obligations. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason than the payment by the Borrowers of the Obligations, including (a) termination upon the election of the Lender to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender or profits lost by the Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender, Borrowers shall pay the Liquidated Damages Premium to the Lender, measured as of the date of such termination.
4.	CREATION OF SECURITY INTEREST.
     4.1. Grant of Security Interest.
          Each Grantor hereby grants to the Lender a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Grantor Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Grantors of each of their covenants and duties under the Loan Documents. The Lender’s Liens in and to the Grantor Collateral shall attach to all Grantor Collateral without further act on the part of the Lender or Grantors. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Companies have no authority, express or implied, to dispose of any item or portion of the Collateral.
     4.2. Negotiable Collateral.
          In the event that any Grantor Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that the Lender determines that perfection or priority of the Lender’s security interest is dependent on or enhanced by possession, the applicable Grantor, immediately upon the request of the Lender, shall endorse and deliver physical possession of such Negotiable Collateral to the Lender.
     4.3. Collection of Accounts, General Intangibles, and Negotiable Collateral.
          At any time after the occurrence and during the continuation of an Event of Default, the Lender or the Lender’s designee may (a) notify Account Debtors of Grantors that the Grantors’ Accounts, chattel paper, or General Intangibles have been assigned to the

Lender or that the Lender has a security interest therein, or (b) collect the Grantors’ Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Grantor agrees that it will hold for the Lender any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to the Lender in their original form as received by such Grantor.
     4.4. Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.
          (a) Grantors authorize the Lender to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, including any initial financing statements and amendments thereto that indicate the Grantor Collateral as all assets of any or all Grantors or words of similar effect or as being of an equal or lesser scope or with greater detail, and any continuation statement or amendment with respect thereto, in any appropriate filing office where permitted by applicable law. Grantors hereby ratify the filing of any financing statement filed prior to the Closing Date, including any initial financing statements and amendments thereto that indicate the Grantor Collateral as all assets of any or all Grantors or words of similar effect or as being of an equal or lesser scope or with greater detail. The Lender shall provide copies of financing statements filed against any Grantor.
          (b) If Grantors acquire any commercial tort claims after the Closing Date, Grantors shall promptly (but in any event within 3 Business Days after such acquisition) deliver to the Lender a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to the Lender, pursuant to which the applicable Grantor shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to the Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).
          (c) To the maximum extent permitted by applicable law, each Grantor authorizes the Lender to execute any such Additional Documents in the applicable Grantor’s name and authorizes the Lender to file such executed Additional Documents in any appropriate filing office. In addition, upon request by the Lender, Grantors shall (i) provide the Lender with a report of all new material Intellectual Property subject to possible protection under the applicable copyright, patent or trademark laws acquired or generated by any Grantor during the prior period, (ii) cause all such new material Intellectual Property subject to possible protection under applicable copyright, patent or trademark laws acquired or generated by Grantors that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of a Grantor’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to the Lender supplemental schedules to the applicable Loan Documents and other documents as may be reasonably requested by Lender to identify such material patents, copyrights, and trademarks as being subject to the security interests created thereunder.

     4.5. Power of Attorney.
          Each Grantor hereby irrevocably makes, constitutes, and appoints the Lender (and any of the Lender’s officers, employees, or agents designated by the Lender) as such Grantor’s true and lawful attorney, with power to (a) if such Grantor refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Grantor on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Grantor’s name on any invoice or bill of lading relating to the Grantor Collateral or notices to Account Debtors, (c) send requests for verification of Grantors’ Accounts, (d) endorse such Grantor’s name on any of its payment items (including all of its Collections and payments from insurers) that may come into the Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Grantor’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Grantors’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Lender determines to be reasonable, and the Lender may cause to be executed and delivered any documents and releases that the Lender determines to be necessary. The appointment of the Lender as each Grantor’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been Paid In Full.
     4.6. Right to Inspect.
          The Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter and upon reasonable prior notice (unless a Default or Event of Default exists in which case no notice shall be required), to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify any Company’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Without limiting the foregoing, the Lender shall have the right to have the value of the business or business lines appraised by a qualified appraisal company selected by the Lender from time to time after the Closing Date; provided that so long as no Default or Event of Default exists, the Borrowers shall not be obligated to reimburse the Lender for more than one appraisal in any fiscal year of Parent.
     4.7. Control Agreements.
          Grantors agree that they will not transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that so long as no Event of Default has occurred and is continuing or would result therefrom, Grantors may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary, so long as the applicable Grantor, the Lender, and the substitute bank or securities intermediary have entered into a Control Agreement. Grantors agree that they will take any or all reasonable steps that the Lender requests in order for the Lender to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their

Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Grantors without the prior written consent of the Lender. Upon the occurrence and during the continuance of a Default or Event of Default, the Lender may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender’s Account.
5. REPRESENTATIONS AND WARRANTIES.
          In order to induce the Lender to enter into this Agreement, each Company makes the following representations and warranties to the Lender which shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     5.1. No Encumbrances.
          Each Company has good and indefeasible title to their personal property assets and good and marketable title to their Real Property, in each case, free and clear of Liens except for Permitted Liens.
     5.2. Intentionally Omitted.
     5.3. Intentionally Omitted.
     5.4. Equipment.
          All of the Equipment of Companies is used or held for use in their business and is fit for such purposes. Schedule 5.4 (as such Schedule may be updated from time to time by the Companies)is a list of all owned vehicles of a Company.
     5.5. Location of Inventory and Equipment.
          Except as disclosed on Schedule 5.5 (as such Schedule may be updated from time to time by the Companies), the Inventory and Equipment (other than the Development Kits) of Companies are not stored with a bailee, warehouseman, or similar party.
     5.6. Inventory Records.
          Each Company keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

     5.7. State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims.
          (a) The jurisdiction of organization of each Company is set forth on Schedule 5.7(a).
          (b) The chief executive office of each Company is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated from time to time by the Companies).
          (c) Each Company’s FEIN and organizational identification number, if any, are identified on Schedule 5.7(c) (as such Schedule may be updated from time to time by the Companies).
          (d) As of the Closing Date, Companies do not hold any commercial tort claims, except as set forth on Schedule 5.7(d) (as such Schedule may be updated from time to time by the Companies).
     5.8. Due Organization and Qualification; Subsidiaries.
          (a) Each Company is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.
          (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Company, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b) (as such Schedule may be updated from time to time by the Companies), there are no subscriptions, options, warrants, or calls relating to any shares of each Company’s (other than the Parent) capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as described on Schedule 5.8(b) (as such Schedule may be updated from time to time by the Companies), no Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
          (c) Set forth on Schedule 5.8(c) (as such Schedule may be updated from time to time by the Companies), is a complete and accurate list of each Company’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Company. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
          (d) Except as set forth on Schedule 5.8(d) (as such Schedule may be updated from time to time by the Companies), there are no subscriptions, options, warrants,

or calls relating to any shares of any Companies’ Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Company or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Companies’ Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.
     5.9. Due Authorization; No Conflict.
          (a) As to each Company, the execution, delivery, and performance by such Company of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Company.
          (b) As to each Company, the execution, delivery, and performance by such Company of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, national, state, provincial or local law or regulation applicable to any Company, the Governing Documents of any Company, or any order, judgment, or decree of any court or other Governmental Authority binding on any Company, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Company, including the Junior Notes, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Company, other than Permitted Liens, or (iv) require any approval of any Company’s interestholders or any approval or consent of any Person under any material contractual obligation of any Company, other than consents or approvals that have been obtained and that are still in force and effect.
          (c) Other than the recordation of the UK Pledge Agreement, the Copyright, Patent and Trademark Security Agreements, the execution, delivery, and performance by each Company of this Agreement and the other Loan Documents to which such Company is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.
          (d) As to each Company, this Agreement and the other Loan Documents to which such Company is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Company will be the legally valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
          (e) Upon the due execution and delivery and, if applicable, recordation of the Loan Documents, the Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens

     5.10. Litigation.
          Other than those matters disclosed on the SEC Reports, there are no actions, suits, or proceedings pending or, to the best knowledge of the Companies, threatened against the Companies, except for (a) matters that exist as of the Closing Date that the Companies have no knowledge of, (b) matters that exist as of the Closing Date that could not reasonably be expected to result in a Material Adverse Change, (c) matters that are fully covered by insurance (subject to customary deductibles), and (d) matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change.
     5.11. No Material Adverse Change.
          All financial statements relating to Companies that have been delivered by Companies to the Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Companies’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Companies since the date of the latest financial statements submitted to the Lender pursuant to Section 6.2.
     5.12. Fraudulent Transfer.
          (a) The Companies taken as a whole are Solvent.
          (b) No transfer of property is being made by any Company and no obligation is being incurred by any Company in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Companies.
     5.13. Employee Benefits.
          None of Companies, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
     5.14. Environmental Condition.
          Except as set forth on Schedule 5.14 (as such Schedule may be updated from time to time by the Companies), (a) to Companies’ knowledge, none of Companies’ properties or assets has ever been used by Companies, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Companies’ knowledge, none of Companies’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Companies have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Companies, and (d) none of Companies have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Company resulting in the releasing or disposing of Hazardous Materials into the environment.
     5.15. Brokerage Fees.
          Companies have not utilized the services of any broker or finder in connection with obtaining financing from the Lender under this Agreement and no brokerage commission or finders fee is payable by Companies in connection herewith.
     5.16. Intellectual Property.
          Each Company owns, or holds licenses in, Intellectual Property that is necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as such Schedule is updated within 30 days of the end of each fiscal quarter of Parent or more frequently as the Parent may elect) is a true, correct, and complete listing of all United States patents, patent applications, registered trademarks, trademark applications, copyright registrations, and copyright applications as to which each Company is the owner and all material license agreements giving the Company the right to use third party Intellectual Property. Except as set forth on Schedule 5.16 (as such Schedule is updated within 30 days of the end of each fiscal quarter of Parent or more frequently as the Parent may elect), all Intellectual Property owned by any of the Companies or any of their Affiliates and which are related solely to the Mortal Kombat Franchise are owned by MAG.
     5.17. Leases.
          Companies enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating. All of such leases are valid and subsisting and no material default by Companies exists under any of them.
     5.18. Intentionally Omitted.
     5.19. Complete Disclosure.
          All factual information (taken as a whole) furnished by or on behalf of Companies in writing to the Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Companies in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Closing Date Projections represented as of the date on which they were delivered to the Lender, and any other Projections shall represent as of the date on which they are delivered to the Lender, the Companies’ good faith best estimate of their future performance for the periods covered thereby.
     5.20. Indebtedness.
          Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Company outstanding on the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.
6. AFFIRMATIVE COVENANTS.
          Each Company covenants and agrees that, until the Obligations have been Paid in Full, Companies shall do all of the following:
     6.1. Accounting System.
          Maintain a system of accounting that enables Companies to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Lender. Companies also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to their Inventory.
     6.2. Collateral Reporting.
          Provide the Lender with the following documents at the following times in form satisfactory to the Lender:

Weekly (not later than the 4th Business Day of each calendar week):	(a) a detailed weekly cash forecast for the following 8-week period

Monthly (not later than the 15th Business Day of each calendar month):	(a) a detailed report regarding Companies’ cash and Cash Equivalents;
(b) a detailed aging report, by customer, of the Accounts of Midway;
(c) a report of the total value of Inventory of the Companies;
(d) “Software capitalization rollforward” from the previous month; and
(e) “Summary of Debit Memos”.

Annually (not later than the 90th calendar day after its fiscal year-end):	(a) “Competitive Sets for Upcoming Midway Titles”

     6.3. Financial Statements, Reports, Certificates.
          Deliver to the Lender:
          (a) as soon as available, but in any event within 30 days (or 45 days in the case of a month that is one of Parent’s fiscal quarters or 90 days in the case of a month that is the Parent’s fiscal year end) after the end of each month during each of Parent’s fiscal years,
          (i) Parent-prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, and
          (ii) a certificate of Parent signed by the chief financial officer of Parent to the effect that:
          (A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to quarterly (or more frequent) adjustments for reserves for price protection, warranties and returns consistent with past practices year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries, and
          (B) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Companies have taken, are taking, or propose to take with respect thereto), and
          (b) as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years, consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to the Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),
          (c) as soon as available, but in any event prior to the start of each of Parent’s fiscal years,
          (i) copies of Companies’ annual Projections which have been presented to the Board of Directors of the Parent, in form and substance (including as to scope and underlying assumptions) satisfactory to the Lender, in its discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, month by month, certified by Parent and signed by the chief financial officer of Parent as being such Parent’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby,

          (ii) a copy of Capital Expenditure budget for the forthcoming year, which budget shall be in the form and substance acceptable to the Lender, and
          (iii) a schedule of the projected release dates for videogames, which schedule shall include for each videogame, the title of the game, the release date, projected net sales by unit and projected net sales by quarter,
          (iv) a schedule of (A) the projected revenue by fiscal quarter generated from the top 5 videogames to be sold by the Companies during the upcoming fiscal year (or the top 5 videogames and Mortal Kombat if Mortal Kombat is not in the top 5 videogames by revenue generated) and (B) the videogame titles comprising 70% of projected total annual revenue from videogame sales during the upcoming fiscal year,
     (d) as soon as available but in any event within 45 days after the end of each month that is one of Parent’s fiscal quarters (or within 90 days in the case of a month that is the Parent’s fiscal year end), revised annual Projections (if any) which have been presented to the Board of Directors of the Parent, in form and substance (including as to scope and underlying assumptions) satisfactory to the Lender, in its discretion, for the current fiscal year, month by month, incorporating the actual results of all prior months of such fiscal year as well as a comparison of actual year to date results versus the Projections delivered for such fiscal year pursuant Section 6.3(c) hereof,
          (e) as soon as a Company has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Companies propose to take with respect thereto,
          (f) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Company, notice of all actions (including a copy of the relevant complaint), suits, or proceedings brought by or against any Company before any Governmental Authority which, (i) reasonably could be expected to result in a Material Adverse Change or (ii) sets forth a claim that if the Government were to prevail would result in monetary damages or loss to the Company in excess of $5,000,000,
          (g) promptly upon delivery thereof, copies of any notice with respect to redemption of the Junior Notes delivered by a Company to any holder of the Junior Notes,
          (h) as soon as a Company has knowledge of or receipt of any notice from a holder of a Junior Note with respect to a Redemption Date, telephonic and telefacsimile or electronic mail notice thereof, and
          (i) upon the request of the Lender, any other report (including Accounts reports) reasonably requested relating to the financial condition of Companies.
          In addition to the financial statements referred to above, Companies agree to deliver unaudited balance sheets and income statements prepared on a consolidating basis and agree that no Subsidiary of Parent (other than the Australia Companies) will have a fiscal year different from that of Parent. Companies agree to cooperate with the Lender to allow the Lender to consult with its independent certified public accountants if the Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with the Lender and to release to the Lender whatever financial information concerning Companies that the Lender reasonably may request.
     6.4. Intentionally Omitted.
     6.5. Returns.
          Cause returns and allowances as between Companies and their Account Debtors, to be on no less favorable basis to the Companies than in accordance with the usual customary practices of Companies, as they exist at the time of the execution and delivery of this Agreement.
     6.6. Maintenance of Properties.
          Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.
     6.7. Taxes.
          Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Companies, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Companies will make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal income taxes, and will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that the applicable Company has made such payments or deposits.
     6.8. Insurance.
          (a) At Borrowers’ expense, maintain insurance respecting Parent and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Companies also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation and directors and officers liability insurance. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to the Lender. Companies shall deliver copies of all such policies to the Lender with a satisfactory lender’s loss payable endorsement naming the Lender as loss payee as its interests may appear. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever.
          (b) Administrative Borrower shall give the Lender prompt notice of any loss covered by such insurance. The Lender shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $250,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Companies whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied at its option either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.
          (c) Companies shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless the Lender is included thereon as named insured with the loss payable to the Lender under a lender’s loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify the Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Lender.
     6.9. Intentionally Omitted.
     6.10. Compliance with Laws.
          Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act (and, in each case, any Canadian or United Kingdom equivalent, as the case may be, for each jurisdiction in which such Company conducts business) and the PATRIOT Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     6.11. Leases.
          Pay when due all material rents and other material amounts payable under any leases to which any Company is a party or by which any Company’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

     6.12. Existence.
          At all times preserve and keep in full force and effect each Company’s valid existence and good standing and any rights and franchises material to the businesses of the Companies taken as a whole.
     6.13. Environmental.
          (a) Keep any property either owned or operated by any Company free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to the Lender documentation of such compliance which the Lender reasonably requests, (c) promptly notify the Lender of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Company and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide the Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Company, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Company, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.
     6.14. Disclosure Updates.
          Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Lender if any written information, exhibit, or report furnished to the Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.
     6.15. Formation of Subsidiaries.
          (i) Promptly notify the Lender not less than 30 days prior to the date any Company forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary (including without limitation in connection with a Permitted Acquisition) after the Closing Date, (ii) concurrently with such formation or acquisition, cause such new Subsidiary to provide to the Lender a joinder to this Agreement and the Guaranty (unless such Subsidiary is not organized under the laws of the United States or any political subdivision or territory thereof) and (iii) on or before the 90th day (or such later date as the Lender may determine in its reasonable discretion) following such date such Company shall (a) cause such new Subsidiary to provide to the Lender such security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate UCC-1 or other financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to the Lender (including being sufficient to grant the Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to the Lender a pledge agreement and appropriate certificates and powers or UCC-1 or other financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to the Lender, (c) provide to the Lender an amendment to Schedules 5.8(b) and (c), in form and substance satisfactory to the Lender and (d) provide to the Lender all other documentation, including one or more opinions of counsel satisfactory to the Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document. Nothing contained in this Section 6.15 shall constitute a consent by the Lender to the formation or acquisition of a Subsidiary by a Company.
     6.16. Intentionally Omitted.
     6.17. Registration of Intellectual Property.
          File, within 60 days after any the initial date of sale any videogame by any Company to any non-Affiliate, appropriate documents to cause the software, trademarks and other Intellectual Property associated with such videogame (other than intellectual property not material or integral to the operation or value of such videogame) released by a Company for sale to its customers to be registered in the appropriate federal filing office.
     6.18. Mortal Kombat Intellectual Property.
          Cause all copyrights, trademarks, patents and other Intellectual Property owned by any of the Companies or any of their Affiliates and which is related solely to the Mortal Kombat Franchise to be owned by MAG including but not limited to obtaining such assignments from independent consultants and such other assignments of copyright rights as may be required under the “Work for Hire” doctrine under United States Copyright law.
7. NEGATIVE COVENANTS.
          Each Company covenants and agrees that, until the Obligations have been Paid in Full, Companies will not, and will not permit any Foreign Company to, do any of the following:
     7.1. Indebtedness.
          Create, incur, assume, suffer to exist, guaranty, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a) Indebtedness evidenced by this Agreement and the other Loan Documents;
          (b) Indebtedness set forth on Schedule 5.20;
          (c) Permitted Purchase Money Indebtedness;
          (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Companies or materially impair any Foreign Company’s or any Company’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more of the Foreign Companies or Companies as liable with respect thereto if such additional Foreign Companies or Companies, as applicable, were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Foreign Company or the applicable Company, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;
          (e) endorsement of instruments or other payment items for deposit;
          (f) Indebtedness composing Permitted Investments;
          (g) Indebtedness of a Target existing on the date of a Permitted Acquisition is consummated (but not incurred in connection with such Permitted Acquisition) to the extent such Indebtedness was permitted in connection with such Permitted Acquisition;
          (h) Indebtedness consisting of an obligation of Parent to issue common stock as the purchase price in connection with a Permitted Acquisition;
          (i) Indebtedness consisting of the Junior Notes;
          (j) Lease payment obligations incurred in connection with the Sale Leaseback Transaction;
          (k) Indebtedness in respect of Hedge Agreements designed to hedge against fluctuations in interest rates and exchange rates incurred in the ordinary course of business and consistent with prudent business practice, so long as a hedging program related thereto has been approved by the Board of Directors of the Parent;
          (l) Indebtedness pursuant to the Unsecured Loan Documents;
          (m) Indebtedness owed to the Parent or any of its Subsidiaries;
          (n) Indebtedness under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and Indebtedness in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business;
          (o) to the extent the same constitutes Indebtedness, obligations in respect of net capital adjustments and/or earn-out arrangements permitted pursuant to a purchase or acquisition otherwise permitted under this Agreement;
          (p) Indebtedness of the Parent or any of its Subsidiaries owing to the seller in any purchase or acquisition otherwise permitted under this Agreement;
          (q) to the extent constituting Indebtedness, indemnification obligations and other similar obligations of the Parent and its Subsidiaries in favor of directors, officers, employees, consultants or agents of the Parent or any of its Subsidiaries extended in the ordinary course of business;
          (r) guarantees with respect to payment obligations of the Parent or any Subsidiary; and
          (s) Indebtedness owing to insurance companies to finance insurance premiums incurred in the ordinary course of business.
     7.2. Liens.
          Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness, after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds thereof).
     7.3. Restrictions on Fundamental Changes.
          (a) Effect any merger, consolidation, reorganization, or recapitalization, or reclassify its outstanding Stock.

          (b) Except for Permitted Acquisitions, acquire all or substantially all of the business of any Person.
          (c) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
          (d) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.
     Notwithstanding the foregoing, nothing in this Section 7.3 shall restrict any of the following:
          (i) any Subsidiary of the Parent may merge into or consolidate with the Parent or any other Subsidiary of the Parent; provided that in the case of any such merger or consolidation to which the Parent is a party, the Parent shall be the surviving entity;
          (ii) as part of any Permitted Acquisition, the Parent or any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in the case of any such merger or consolidation to which the Parent is a party, the Parent shall be the surviving entity;
          (iii) as part of any sale or other disposition permitted under this Agreement, any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and
          (iv) upon prior notice to the Lender, any Subsidiary of the Parent may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interest of the Parent and is not materially disadvantageous to the Lender;
     7.4. Disposal of Assets.
          Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets (including any Capital Stock of any Subsidiary) of any Foreign Company or any Company.
     7.5. Change Name.
          Change any Foreign Company’s name or any Company’s name, FEIN, organizational identification number, state or nation of organization, or organizational identity; provided, however, that (a) a Company (other than German Company) may change its name upon at least 30 days prior written notice by Administrative Borrower to the Lender of such change and so long as, at the time of such written notification, such Company provides any financing statements necessary to perfect and continue perfected the Lender’s

Liens and (b) German Company may change its name upon prior written notice by Administrative Borrower to the Lender of such change.
     7.6. Nature of Business.
          Make any change in the principal nature of their business.
     7.7. Prepayments and Amendments.
          Except in connection with a refinancing permitted by Section 7.1(d),
          (a) prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Company, other than the Obligations in accordance with this Agreement, or
          (b) directly or indirectly, amend, modify, alter, increase, or change any of the material terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) or (c) or the Junior Notes.
     7.8. Change of Control.
          Cause, permit, or suffer, directly or indirectly, any Change of Control.
     7.9. Consignments.
          Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided that Midway and any Foreign Company may consign Inventory with a value (based upon the cost of such Inventory to Midway or the applicable Foreign Company) not to exceed $1,000,000 in the aggregate at any time.
     7.10. Distributions.
          Other than distributions or declaration and payment of dividends by a Foreign Company or a Company to any Company (other than Parent), make any distribution or declare or pay any dividends (in cash or other property, other than Common stock) on, or purchase, acquire, redeem, or retire any Foreign Company’s or any Company’s Stock, of any class, whether now or hereafter outstanding; provided that a Foreign Company or any Company may make any distribution or declaration and payment of dividends to Parent to allow Parent to (a) immediately make regularly scheduled payments of interest on the Junior Notes, in each case so long as after giving effect thereto no Event of Default exists, (b) on a Redemption Date, redeem Junior Notes redeemable on such Redemption Date, in each case so long as after giving effect thereto, no Event of Default exists (provided that no such distribution or dividend shall be made prior to one Business Day prior to the Redemption Date), (c) immediately pay when due taxes owing by Parent to any Governmental Authority, (d) make any payment due or owing with respect to the Unsecured Loan Documents, and (e) maintain cash not to exceed $7,500,000 at any time for the purpose of paying ordinary course expenses (which expenses shall not include the obligations set forth in clause (a), (b), (c) or (d) of this proviso).
     7.11. Accounting Methods.
          Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP or SEC) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Foreign Companies or Companies’ accounting records without said accounting firm or service bureau agreeing to provide the Lender information regarding Foreign Companies or Companies’ financial condition.
     7.12. Investments.
          Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Companies shall not have Permitted Investments in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 outstanding at any one time unless Companies and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments in order to perfect (and further establish) the Lender’s Liens in such Permitted Investments in accordance with Section 3.2. Subject to the foregoing proviso, Companies shall not establish or maintain any Deposit Account or Securities Account unless the Lender shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
     7.13. Transactions with Affiliates.
          Except as set forth in Schedule 7.13, directly or indirectly enter into or permit to exist any transaction with any Affiliate (other than a wholly-owned Subsidiary of the Parent) of any Foreign Company or any Company except for transactions that are in the ordinary course of Companies’ business, upon fair and reasonable terms and that are no less favorable to any Foreign Company or Companies, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.
     7.14. Suspension.
          Cease to maintain the home video game business as their principal business.
     7.15. Compensation.
          For all time periods after Parent ceases to be a reporting company under the Securities Exchange Act of 1934, increase the annual fee or per-meeting fees paid to the members of its Board of Directors during any year by more than 15% over the prior year; pay or accrue total cash compensation, during any year, to its officers and senior management employees in an aggregate amount in excess of 115% of that paid or accrued in the prior year.
     7.16. Use of Proceeds.
          Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes. For the avoidance of doubt, the Borrowers shall not use the proceeds of any Advance or the Term Loan to repay any principal amount owing in respect of the Junior Notes without the prior consent of the Lender.
     7.17. Inventory and Equipment with Bailees.
          Except as set forth on Schedule 5.5, store the Inventory or Equipment (other than the Development Kits) of Companies at any time now or hereafter with a bailee, warehouseman, or similar party without the Lender’s prior written consent.
     7.18. Financial Covenant.
          (a) Make Capital Expenditures in any fiscal year in excess of $10,000,000.
     7.19. Subsidiaries.
          Except in connection with a Permitted Acquisition, establish, create or acquire any new Subsidiary without the Lender’s prior written consent.
     7.20. Copyrights.
          Register with the applicable federal filing office or other appropriate registry (a) any works protectable by copyrights (including the initial versions thereof and all derivative works based thereon) or (b) any changes to copyrights that have already been registered by such Person with the applicable federal filing office, unless, in each case, Administrative Borrower shall provide at least 15 days prior written notice to the Lender of any such registration such that the Lender may perfect its Lien on such registration.
8. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
          8.1 If Companies fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

          8.2 If Companies:
          (a) fail or neglect to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 3.2, 4.2, 4.4, 4.6, 6.8, 6.12, 6.15, 6.17, 6.18, and 7.1 through 7.20 of this Agreement;
          (b) fail or neglect to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 4.5, 6.2, 6.3, 6.5, 6.6, 6.7, 6.10, 6.11, and 6.14 of this Agreement and such failure continues for a period of 5 Business Days; or
          (c) fail or neglect to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;
provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, Lender shall be relieved of its obligation to extend credit hereunder;
          8.3 If any material portion of any Company’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;
          8.4 If an Insolvency Proceeding is commenced by any Company;
          8.5 If an Insolvency Proceeding is commenced against any Company, and any of the following events occur: (a) the applicable Company consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, the Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee, administrator, receiver or other similar officer is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Company, or (e) an order for relief shall have been entered therein;
          8.6 If any Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
          8.7 If a notice of Lien, levy, or assessment is filed of record with respect to any Company’s assets by the United States, Canada or the UK, or any department, agency, or instrumentality thereof, or by any state, province, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Company’s assets and the same is not paid before such payment is delinquent;
          8.8 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Company’s properties or assets;
          8.9 If any Company has breached any Platform License with respect to a Material Videogame (a “Material Platform License”) which breach has not been cured after notice to such Company and the expiration of any applicable cure period pursuant to the terms of such Material Platform License or a Material Platform License is terminated; if any Company has breached a license (other than a license not material or integral to the operation or value of a Material Videogame) associated with a Material Videogame (a “Material Videogame License”) which breach has not been cured after notice to such Company and the expiration of any applicable cure period pursuant to the terms of such Material Videogame License or a Material Videogame License is terminated; if there is a default in any material agreement to which any Company is a party (including the Junior Notes and the Unsecured Loan Documents) and such default has not been cured after the notice thereof and the expiration of any applicable cure period and thereafter results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Company’s payment obligations thereunder, or to terminate such agreement;
          8.10 If any Company makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
          8.11 If any misstatement or misrepresentation in any material respects exists now or hereafter in any warranty, representation, statement, or Record made to the Lender by any Company, or any officer, employee, agent, or director of any Company;
          8.12 If the obligation of U.S. Credit Parties under the U.S. Credit Party Guaranty is terminated by operation of law or, without the Lender’s consent, by a U.S. Credit Party thereunder;
          8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;
          8.14 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Company, or a proceeding shall be commenced by any Company, or by any Governmental Authority having jurisdiction over any Company, seeking to establish the invalidity or unenforceability thereof, or any Company shall deny that it has any liability or obligation purported to be created under any Loan Document; or

          8.15 If the common Stock of the Parent or any Stock into which the Junior Notes are convertible is neither listed for trading on a U.S. national securities exchange nor quoted on the Nasdaq National Market.
9. THE LENDER’S RIGHTS AND REMEDIES.
     9.1. Rights and Remedies.
          Upon the occurrence, and during the continuation, of an Event of Default, the Lender may do any one or more of the following, all of which are authorized by Companies:
          (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
          (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender;
          (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;
          (d) Settle or adjust disputes and claims directly with Grantors’ Account Debtors for amounts and upon terms which the Lender considers advisable, and in such cases, the Lender will credit the Loan Account with only the net amounts received by the Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;
          (e) Cause Grantors to hold all of their returned Inventory for the Lender and segregate all such Inventory from all other assets of Grantors or in Grantors’ possession;
          (f) Without notice to or demand upon any Grantor, make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interests in the Collateral. Each Grantor agrees to assemble the Collateral if the Lender so requires, and to make the Collateral available to the Lender at a place that the Lender may designate which is reasonably convenient to both parties. Each Grantor authorizes the Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in the Lender’s determination appears to conflict with the Lender’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor. With respect to any of Grantors’ owned or leased premises, each Grantor hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
          (g) Without notice to any Company (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of any Company held by the Lender;
          (h) Hold, as cash collateral, any and all balances and deposits of any Company held by the Lender to secure the full and final repayment of all of the Obligations;
          (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Grantor Collateral. Each Grantor hereby grants to the Lender a license or other right to use, without charge, such Grantor’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Grantor Collateral, in completing production of, advertising for sale, and selling any Grantor Collateral and such Grantor’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;
          (j) Sell the Grantor Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Grantors’ premises) as the Lender determines is commercially reasonable. It is not necessary that the Grantor Collateral be present at any such sale;
          (k) The Lender shall give notice of the disposition of the Grantor Collateral as follows:
          (i) The Lender shall give Administrative Borrower (for the benefit of the applicable Grantor) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Grantor Collateral, the time on or after which the private sale or other disposition is to be made; and
          (ii) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Grantor Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
          (l) The Lender may credit bid and purchase at any public sale;
          (m) The Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Grantor Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and
          (n) The Lender shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Grantors or any other Person or any act by the Lender, the Commitment shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Grantors.
     9.2. Remedies Cumulative.
          The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.
10. TAXES AND EXPENSES.
          If any Company fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, the Lender, in its sole discretion and without prior notice to any Company, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as the Lender deems necessary to protect the Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as the Lender deems prudent. Any such amounts paid by the Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement. The Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
11. WAIVERS; INDEMNIFICATION.
     11.1. Demand; Protest; etc.
          To the fullest extent permitted by law and except as otherwise provided in the Loan Documents, each Company waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by the Lender on which any such Company may in any way be liable.

     11.2. The Lender’s Liability for Grantor Collateral.
          Each Grantor hereby agrees that: (a) so long as the Lender complies with its obligations, if any, under the Code, including Section 9-603 and those sections enumerated in Section 9-602 of the Code, the Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Grantor Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Grantor Collateral shall be borne by Grantors.
     11.3. Indemnification.
          Each Company shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Companies’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder or the use and registration or attempted registration of the Intellectual Property subject to this Agreement (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Companies shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Companies were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Companies with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.
          Unless otherwise provided in this Agreement, all notices or demands by Companies or the Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or the Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Companies in care of Administrative Borrower or to the Lender, as the case may be, at its address set forth below:

If to Borrower:	MIDWAY HOME ENTERTAINMENT INC.
c/o Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618
Attn: Chief Financial Officer and General Counsel
Fax No. 773-961-2299

with copies to:	SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: Robert J. Lewis, Esq.
Fax No. 312-853-7036

If to the Lender:	NATIONAL AMUSEMENTS, INC.
200 Elm Street
Dedham MA 02026
Attn: Jerome Magner,
Fax No. (781) 329-5175
with copies to:
Attn: Vice President, Richard Sherman
Fax No. (781) 461-2955
with copies to:
Attn.: Tad Jankowski, General Counsel
Fax No. (781) 461-1412

with copies to:	NORDQUIST & STERN PLLC
909 Third Avenue, Fifth Floor
New York, NY 10022
Attn: Sandra Stern
Ph. (212) 207-8150
Fax No. (212) 223-3406

and

Each designee notified by the Lender to the
Administrative Borrower in advance in writing.
          The Lender and Companies may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by the Lender in connection with enforcement rights against the Grantor Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Grantor acknowledges and agrees that notices sent by the Lender in connection with the exercise of enforcement rights against Grantor Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
          (b) EACH PARTY TO THIS AGREEMENT SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF (1) THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS AND (2) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK (OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT), FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR BY THE OTHER LOAN DOCUMENTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN IN AN INCONVENIENT FORUM.
          COMPANIES AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. COMPANIES AND THE LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14. ASSIGNMENTS; SUCCESSORS.
     14.1. Assignments.
          (a) The Lender may assign and delegate to any assignee (an “Assignee”) that is an Eligible Transferee all, but not less than all, of the Obligations, the Commitment and the other rights and obligations of the Lender hereunder and under the other Loan Documents; provided, however, that Companies may continue to deal solely and directly with the Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower by the Lender and the Assignee, and (ii) the Lender and its Assignee have delivered to Administrative Borrower an Assignment and Acceptance. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the Lender.
          (b) From and after the date that the Lender notifies the Administrative Borrower that it has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the Lender under the Loan Documents, and (ii) the Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender’s rights and obligations under this Agreement and the other Loan

Documents, the Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Companies and the Assignee; provided, however, that nothing contained herein shall release the Lender from obligations that survive the termination of this Agreement, including the Lender’s obligations under Section 17.8 of this Agreement.
          (c) By executing and delivering an Assignment and Acceptance, the Lender and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, the Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) the Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Companies or the performance or observance by Companies of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon the Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, and (5) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as the Lender.
          (d) Immediately upon the Lender’s receipt of the fully executed Assignment and Acceptance (with a copy to the Administrative Borrower), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.
          (e) Intentionally omitted.
          (f) In connection with any such assignment or proposed assignment, the Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Companies and their respective businesses.
     14.2. Successors.
          This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Companies may not assign this Agreement or any rights or duties hereunder without the Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lender shall release any Company from its Obligations. The Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Company is required in connection with any such assignment.
15. AMENDMENTS; WAIVERS.
     15.1. Amendments and Waivers.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Companies therefrom, shall be effective unless the same shall be in writing and signed by the Lender and Administrative Borrower (on behalf of all Companies) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     15.2. Intentionally Omitted.
     15.3. No Waivers; Cumulative Remedies.
          No failure by the Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by the Lender in exercising the same, will operate as a waiver thereof. No waiver by the Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by Companies of any provision of this Agreement. The Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Lender may have.
16. Intentionally Omitted.
17. GENERAL PROVISIONS.
     17.1. Effectiveness.
          This Agreement shall be binding and deemed effective when executed by Companies and the Lender.
     17.2. Section Headings.
          Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17.3. Interpretation.
          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender or Companies, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     17.4. Severability of Provisions.
          Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.5. Amendments in Writing.
          This Agreement only can be amended by a writing in accordance with Section 15.1.
     17.6. Counterparts; Telefacsimile Execution.
          This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.7. Revival and Reinstatement of Obligations.
          If the incurrence or payment of the Obligations by any Company or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender related thereto, the liability of Companies automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.8. Confidentiality.
          The Lender agrees that material, non-public information regarding Companies, their operations, assets, and existing and contemplated business plans shall be treated by the Lender in a confidential manner, and shall not be disclosed by the Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to the Lender, (b) to Subsidiaries and Affiliates of the Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Parent or its Subsidiaries or as required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of the Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.8 shall survive the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.
     17.9. Integration.
          This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Closing Date.
     17.10. Midway as Agent for Borrowers.
          Each Borrower hereby irrevocably appoints Midway as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Lender with all notices with respect to Advances obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that the Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Lender and hold the Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender-Related Person.
[Signature page to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MIDWAY HOME ENTERTAINMENT INC.,
a Delaware corporation

MIDWAY AMUSEMENT GAMES, LLC,
a Delaware limited liability company

MIDWAY GAMES INC.,
a Delaware corporation

MIDWAY GAMES WEST INC.,
a California corporation

MIDWAY INTERACTIVE INC.,
a Delaware corporation

MIDWAY SALES COMPANY, LLC,
a Delaware limited liability company

MIDWAY HOME STUDIOS INC.,
a Delaware corporation

SURREAL SOFTWARE INC.,
a Washington corporation

MIDWAY STUDIOS — AUSTIN INC.,
a Texas corporation

MIDWAY STUDIOS — LOS ANGELES INC.,
a California corporation

Each By	/s/ Ryan O’Desky
Title	Interim CFO
Loan and Security Agreement Signature Page

NATIONAL AMUSEMENTS, INC.,
a Maryland corporation, as Lender

By:	/s/ Richard J. Sherman
Title:	Vice President

Loan and Security Agreement Signature Page